Filed Pursuant to Rule 424(b)(7)
Registration No. 333-136451

PROSPECTUS SUPPLEMENT NO. 14

TO PROSPECTUS DATED AUGUST 9, 2006

MILLIPORE CORPORATION

$565,000,000 Aggregate Principal Amount of

3.75% Convertible Senior Notes Due 2026

and

Common Stock

Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated August 9, 2006 included within the registration statement filed with the Securities and Exchange Commission on August 9, 2006 covering resales by selling securityholders of our 3.75% Convertible Senior Notes due 2026 and common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common stock are set forth in the prospectus.

Investing in the notes and the common stock into which the notes are convertible involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 12, 2008.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on pages 61 through 64 of the prospectus, as such table has been previously supplemented and updated by previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or an earlier prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or such earlier prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before March 10, 2008. Because selling securityholders may trade all or some of the notes or shares of common stock listed at any time without notifying us, the table below may not reflect the exact value of notes and shares of common stock held by each selling securityholder on the date of this prospectus supplement. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes or shares of common stock since the date as of which the information in the table is presented.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth, among other things, the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to the prospectus, as amended or supplemented, and the numbers of shares of common stock into which those notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes or shares of common stock. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
DBAG London	0	8,425,000	0	0	93,084	0	—

(1)	Assumes the sale of all securities offered hereby on behalf of each holder by each such holder.
(2)	Represents common stock issuable upon conversion of our 3.75% Convertible Senior Notes due 2026 at an initial conversion rate of 11.0485 shares of common stock per $1,000 principal amount of notes (subject to adjustment under certain circumstances).